Exhibit (a)(21)

VAN ECK VIP TRUST

AMENDMENT NO. 20

TO MASTER TRUST AGREEMENT

Amendment No. 20 to the Master Trust Agreement dated January 7, 1987, as amended (the “Agreement”) of Van Eck VIP Trust (formerly known as the Van Eck Worldwide Insurance Trust) (the “Trust”), made at New York, New York, this 15th day of January, 2014.

WITNESSETH:

WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended from time to time, as long as such amendment does not adversely affect the rights of any shareholder, and as long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust (the Trustees);

WHEREAS, Section 4.1 of the Agreement provides that the Trustees may establish and designate Sub-Trusts of the Trust and classes thereof;

WHEREAS, on December 19, 2013, a majority of the Trustees voted to establish a new Sub-Trust of the Trust, which is designated as Van Eck VIP Long/Short Equity Fund, and to establish two classes of shares of the new Sub-Trust, which are designated as Initial Class and Class S; and

WHEREAS, a majority of Trustees have duly authorized this amendment to the Agreement to be filed with the Secretary of State of the Commonwealth of Massachusetts.

NOW, THEREFORE, the initial paragraph of Article IV, Section 4.2 of the Agreement is amended to read in its entirety as follows:

“Section 4.2 ESTABLISHMENT AND DESIGNATION OF SUB-TRUSTS. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate six Sub-Trusts, each authorized to offer Initial Class and Class S Shares: Van Eck VIP Unconstrained Emerging Markets Bond Fund, Van Eck VIP Emerging Markets Fund, Van Eck VIP Global Hard Assets Fund, Van Eck VIP Multi-Manager Alternatives Fund, Van Eck VIP Global Gold Fund and Van Eck VIP Long/Short Equity Fund. The Shares of such Sub-Trusts and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the rights and preferences set forth in this Declaration of Trust.”

The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

/s/ Jonathan R. Simon
Jonathan R. Simon, Assistant Secretary

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

Then personally appeared the above-named Jonathan R. Simon and acknowledged this instrument to be his free act and deed this 15th day of January, 2014.

/s/ Brian A. Allas
Notary Public, State of New York
NO. 01AL4900669
Qualified in New York County
Commission Expires December 7, 2017
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